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                                                              Exhibit 23.(d)(70)







                                     INTERIM

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                  STANDISH MELLON ASSET MANAGEMENT COMPANY LLC

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                       SUB-INVESTMENT MANAGEMENT AGREEMENT


     AGREEMENT made as of the first day of May, 2003 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), Standish Mellon Asset Management Company LLC, a Delaware limited liability company ("Advisers"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and Advisers are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

     WHEREAS, the Trust is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust offers shares in several classes, one of which is designated as the Bond Index Fund (together with all other classes established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of April 14, 1998, and as amended (the "Investment Management Agreement"), pursuant to which it may contract with Advisers as a sub-manager as provided for herein;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER

     (a) Subject Fund. Advisers is hereby appointed and Advisers hereby accepts the appointment to act as investment adviser and manager to the Bond Index Fund (the "Subject Fund") for the period and on the terms herein set forth, for the compensation herein provided.

     (b) Additional Subject Funds. In the event that the Trust and JHLICO desire to retain Advisers to render investment advisory services hereunder for any other Fund, they shall so notify Advisers in writing. If it is willing to render such services, Advisers shall notify the Trust in writing, whereupon such Fund shall become a Subject Fund hereunder.

     (c) Incumbency Certificates. Advisers shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of Advisers setting forth (by name and title, and including specimen signatures) those officers of Advisers who are authorized to make investment decisions for the Subject Fund pursuant to the provisions of this Agreement. Advisers shall promptly provide supplemental certificates in connection with each additional Subject Fund (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for any Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the officers of Advisers so named.

     (d) Independent Contractor. Advisers shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

     (e) Advisers' Representations. Advisers represents, warrants and agrees
(i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of Advisers, or of any change in the identity of the personnel who manage the Subject Fund, (iv) that it has adopted a code of ethics complying with the requirements of Section 17(j) and Rule 17j-1 under the 1940 Act, and has and will provide true and complete copies of each such code to the Series Fund and to JHLICO, and has and will adopt procedures designed to prevent violations of any such codes, (v) that it has furnished the Trust and JHLICO each with a copy of Advisers' Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto, and (vii) that it presently maintains, and shall continue to maintain as long as this Agreement is in effect, Directors & Officers, Errors & Omissions and fidelity bond insurance coverages to provide coverage to JHLICO, the Trust and the Subject Fund for any claims or losses arising from, or in connection with, the activities of Sub-Advisor and its officers and employees with respect to the Subject Fund.

2. PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     Advisers will provide for the Subject Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as established by the Trust and JHLICO and communicated to Advisers in writing. From time to time, JHLICO or the Trust shall promptly provide Advisers with any additional or amended investment policies, guidelines and restrictions in writing. Advisers, as sub-manager, will manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust' Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect and as communicated in writing to Advisers from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions as may be delivered to Advisers in writing by JHLICO or the Trust from time to time). By its signature below, Advisers acknowledges receipt of a copy of the Trust' Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

     Advisers will, at its own expense:

     (a) advise the Trust in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Fund and, upon request, furnish the Trust with research, economic and statistical data in connection with said Subject Fund's investments and investment policies;

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     (b) submit such reports and information as JHLICO or the Trust' Board of
Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Fund;

     (c) place orders for purchases and sales of Fund investments for the Subject Fund;

     (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Fund;

     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

     (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets, electronic access to trade records, or other means to verify trade data received by the custodian from third parties for each transaction effected for the Subject Fund, and promptly forward to the custodian copies of all brokerage or dealer confirmations;

     (g) as soon as practicable following the end of each calendar month, provide JHLICO with written statements showing all transactions effected for the Subject Fund during the month, a summary listing all investments held in such Subject Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund; and

     (h) although it is not expected that the management of the Subject Fund will require the review and voting of proxies, in the event that a proxy vote is required with respect to an investment of the Subject Fund and JHLICO has provided in a timely manner all necessary voting materials , Advisers will vote all proxies with respect to investments of the Subject Fund in accordance with Advisers' proxy voting policy as most recently provided to JHLICO, unless JHLICO has provided specific written instructions, upon reasonable notice to Advisers, that it or the Trust is reserving voting discretion.

     On its own initiative, Advisers will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Fund, and will furnish JHLICO and the Trust' Board of Trustees from time to time such information as is appropriate for this purpose. Advisers will also make its personnel available in Boston or other reasonable locations as often as quarterly to discuss the Subject Fund and Advisers' management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

     The Trust and JHLICO will provide timely information to Advisers regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Fund. JHLICO will timely provide Advisers with copies of monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of Fund securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for Advisers to perform its responsibilities hereunder.

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3.   ALLOCATION OF EXPENSES.

     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

     (a) brokerage commissions for transactions in the Fund investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such Fund investments;

     (b) custodian fees and expenses;

     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

     (d) interest payable on the Trust' borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES.

     For all of the services rendered with respect to the Subject Fund as herein provided, JHLICO shall pay to Advisers a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets of the Subject Fund, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Fund during any calendar month, the fee with respect to such Fund accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Fund's net assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.   FUND TRANSACTIONS.

         In connection with the investment and reinvestment of the assets of the Subject Fund, Advisers is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of Fund securities for said Fund. Advisers shall maintain records adequate to demonstrate compliance with this requirement. Consistent with obtaining best execution, transactions for the Subject Fund may be directed to brokers in return for brokerage and research services furnished by them to Advisers; provided that in so doing Advisers complies with JHLICO's most recently provided "Soft Dollar Policy". Such research generally will be used to service all of Advisers' clients, but brokerage commissions paid by the Subject Fund may be used to pay for research that is not used in managing the Subject Fund. Advisers may, in its discretion, cause the Subject Fund to pay brokers a commission greater than another qualified broker might charge to effect the same transaction where Advisers determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services received. With respect to new issues of securities underwritten by dealers selling as principal, Advisers may receive research through the use of "new issue" research credits. On occasions when Advisers deems the purchase or sale of a security to be in the best

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interest of the Subject Fund as well as other clients, Advisers, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for the Subject Fund and such other clients in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the prices and amounts of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Advisers in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Subject Fund and to such clients.

     Advisers will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Subject Fund.

6.   OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Trust shall own and control all records maintained hereunder by Advisers on the Trust' behalf and, in the event of termination of this Agreement with respect to any Subject Fund for any reason, all records relating to that Subject Fund shall be promptly returned to the Trust, free from any claim or retention of rights by Advisers, provided that (subject to the last paragraph of this Section 6) Advisers may retain copies of such records. Advisers also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. Advisers further agrees to maintain, prepare and preserve such books and records with respect to the Subject Fund's transactions in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2, and to supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. Advisers shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Advisers.

     Advisers shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7.   LIABILITY; STANDARD OF CARE.

     No provision of this Agreement shall be deemed to protect Advisers or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of their respective duties or the reckless disregard of their respective obligations and duties under either this Agreement or under the Investment Management Agreement, as the case may be. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. Adviser shall employ only qualified personnel to manage the Subject Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust' Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Fund (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Trust; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Advisers shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

All directions or instructions by or on behalf of the Trust to Advisers shall be in writing signed by a duly authorized agent of the Trust. Advisers shall be duly protected in acting upon any instrument, certificate or paper believed by it to be genuine and to be signed or presented by the proper person or persons, and Advisers shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective on the date hereof and shall remain in full force and effect until the earlier of (i) 150 days from the date hereof; (ii) the date a superseding agreement which has been approved by vote of a majority of the outstanding voting shares of the Subject Fund becomes effective; or (iii) such other time as may be mutually agreed to by the parties hereto.

     The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the trustees of the Trust, by vote of a majority of the outstanding shares of the Subject Fund, by Adviser on at least sixty days' written notice to the Trust and JHLICO, or by JHLICO on at least sixty days' written notice to the Trust and Adviser.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE; USE OF ADVISERS' NAME AND LOGO.

     (a) The services of Advisers to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Advisers and of its subsidiaries and affiliates may continue to engage in providing Fund management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

     (b) During the term of this Agreement, JHLICO and the Trust shall have the non-exclusive and non-transferable right to use Advisers' name and logo in all materials relating to the Subject

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Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to distribution of any materials which refer to Advisers, JHLICO shall consult with Advisers and shall furnish to Advisers a copy of such materials. Advisers agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if Advisers reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

         (c) Advisers will not consult with any other sub-manager to the Subject Fund or to any other Portfolio of the Trust concerning transactions of the Subject Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

10.  AVOIDANCE OF INCONSISTENT POSITION.

     In connection with the purchase and sale of Fund securities of the Subject Fund, Advisers and its directors, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of Fund securities of the Subject Fund with those for other registered investment companies managed by Advisers or its affiliates, if orders are allocated in a manner deemed equitable by Advisers among the accounts and at a price approximately averaged.

11.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Subject Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of that Subject Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of Trust personally, but only bind the trust property of the Trust, as provided in the Trust' Declaration of Trust.

13.  NOTICES

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

     ADVISERS:     Standish Mellon Asset Management Company LLC
                   One Boston Place
                   Suite 024-0344
                   Boston, MA 02108-4408
                   Attention: Beverly Banfield #: 617-476-2446

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     JHLICO:        John Hancock Life Insurance Company
                    200 Clarendon Street
                    P.O. Box 111
                    Boston, MA 02117
                    Attention: Raymond F. Skiba
                    Fax #: 617-572-4953

     TRUST:         John Hancock Variable Series Trust I
                    200 Clarendon Street
                    P.O. Box 111
                    Boston, MA 02117
                    Attention: Raymond F. Skiba
                    Fax #: 617-572-4953

14.  GOVERNING LAW.

     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.  ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                  JOHN HANCOCK VARIABLE SERIES
                                         TRUST I
                                             /s/ Michele G. Van Leer

/s/ Arnold R. Bergman                    By:     Michele G. Van Leer
                                             -----------------------------
                                         Title: Chairman

ATTEST:                                  JOHN HANCOCK LIFE
                                         INSURANCE COMPANY
                                              /s/ Michele G. Van Leer

/s/ Arnold R. Bergman                    By:      Michele G. Van Leer
                                             -----------------------------
                                         Title: Senior Vice President

ATTEST:                                  STANDISH MELLON ASSET
                                         MANAGEMNT COMPANY LLC

/s/ Nancy Baske                          By:  /s/ Nancy G. Rogers
                                             -----------------------------
                                         Title:   Vice President
                                                --------------------------

                                   SCHEDULE I

                                      FEES


            Current Net Assets Under Management        Sub-Advisory Fee
            -----------------------------------        ----------------
            On the first $100,000,000                  7 basis points (0.07%) per annum
            On the next $150,000,000                   6 basis points (0.06%) per annum
            On the next $250,000,000                   3 basis points (0.03%) per annum
            On amounts over $500,000,000               1 basis point (.01%) per annum

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